Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-181014-01

July 28, 2014

Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-181014-01

July 28, 2014

2014-2 EETC

Investor Presentation

United Airlines, Inc. July 28, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Morgan Stanley toll-free at 1-866-718-1649.

United Airlines 2014-2 EETC

United Airlines, Inc. (“United”) intends to raise $1,061,489,000 of Pass Through Certificates, Series 2014-2 in two classes:

– Class A of $823,071,000

– Class B of $238,418,000

The proceeds from the offering will be used by United to finance 27 aircraft:

– 11 new Boeing 737-924ER aircraft scheduled for delivery between January 2015 and July 2015(1)

– 4 new Boeing 787-9 aircraft scheduled for delivery between January 2015 and July 2015(2)

– 12 new Embraer ERJ 175 LR aircraft scheduled for delivery between November 2014 and July 2015(3)

Lead Bookrunners: Credit Suisse, Morgan Stanley

Bookrunners: Deutsche Bank Securities, Goldman, Sachs & Co., Citigroup, Barclays, BNP Paribas, Credit Agricole Securities

Liquidity Facility Provider and Depositary: BNP Paribas, New York Branch

Notes:

1. United will have the right to select 11 out of 17 eligible Boeing 737-924ER aircraft scheduled for delivery between January and July 2015 to be part of the collateral pool for this transaction.

2. United will have the right to select 4 out of 5 eligible Boeing 787-9 aircraft scheduled for delivery between January and July 2015 to be part of the collateral pool for this transaction.

3. United will have the right to select 12 out of 18 eligible Embraer ERJ 175 LR aircraft scheduled for delivery between November 2014 and July 2015 to be part of the collateral pool for this transaction.

United 2014-2 EETC Structural Summary

Class A Class B

Face Amount $823,071,000 $238,418,000

Expected Ratings (S&P / Fitch) A- / A BB+ / BB+

Initial LTV(1) 55.1% 71.0%

Interest Rate Fixed, semi-annual, 30/360 day count

Initial Average Life (in years) 8.8 5.9

Regular Distribution Dates March 3 & September 3

Expected Principal Distribution Window (in years) 1.6 – 12.1 1.6 – 8.1

Final Expected Distribution Date September 3, 2026 September 3, 2022

Final Maturity Date March 3, 2028 March 3, 2024

Section 1110 Protection Yes Yes

Liquidity Facility 3 semi-annual 3 semi-annual

interest payments interest payments

Depositary Funds raised will be held in escrow with the Depositary and withdrawn from time to time to purchase Equipment Notes as

the aircraft are financed

Note:

1. Calculated as of the first regular distribution date following the date on which all aircraft are expected to have been financed pursuant to this offering, assumed to be September 3, 2015.

Key Structural Elements Classes Offered: Two tranches of amortizing debt offered, both of which will benefit from a liquidity facility covering three semi-annual interest payments

Waterfall: Interest on the Preferred Pool Balance on the Class B Certificates is paid ahead of Class A Certificates’ principal (same as UAL 2014-1)

Buy-Out Rights: Class B Certificateholders have the right to purchase all (but not less than all) of then outstanding Class A Certificates at par plus accrued and unpaid interest upon certain events during a United bankruptcy

Cross-Default: Yes, from day one

Cross-Collateralization: Yes, from day one

Collateral: Strategically core aircraft types to United’s fleet operations, all of which are expected to be delivered new in 2014 or 2015. United expects to finance 11 of 17 eligible Boeing 737-924ER aircraft, 4 of 5 eligible Boeing 787-9 aircraft and 12 of 18 eligible Embraer ERJ 175 LR aircraft with the proceeds of this transaction

Collateral Summary [1]

Aircraft No.	Aircraft Type	Fuselage Type	Manufacturer's Serial Number	Registration Number	Engine Type	MTOW	Delivery Date	Aircraft Age	New Base Values AISI	New Base Values BK	New Base Values mba	LMM [2]
1	Boeing 737-924ER	Narrow	42181	N66841	CFM56-7B27	187,700	January-15	New	$53,470,000	$53,400,000	$51,900,000	$52,923,333
2	Boeing 737-924ER	Narrow	42182	N68842	CFM56-7B27	187,700	January-15	New	53,470,000	53,400,000	51,900,000	52,923,333
3	Boeing 737-924ER	Narrow	42183	N68843	CFM56-7B27	187,700	January-15	New	53,470,000	53,400,000	51,900,000	52,923,333
4	Boeing 737-924ER	Narrow	60317	N69840	CFM56-7B27	187,700	February-15	New	53,560,000	53,400,000	51,940,000	52,966,667
5	Boeing 737-924ER	Narrow	42184	N64844	CFM56-7B27	187,700	February-15	New	53,560,000	53,400,000	51,940,000	52,966,667
6	Boeing 737-924ER	Narrow	42185	N67845	CFM56-7B27	187,700	February-15	New	53,560,000	53,400,000	51,940,000	52,966,667
7	Boeing 737-924ER	Narrow	42186	N67846	CFM56-7B27	187,700	February-15	New	53,560,000	53,400,000	51,940,000	52,966,667
8	Boeing 737-924ER	Narrow	42187	N69847	CFM56-7B27	187,700	March-15	New	53,650,000	53,400,000	51,990,000	53,013,333
9	Boeing 737-924ER	Narrow	42188	N66848	CFM56-7B27	187,700	March-15	New	53,650,000	53,400,000	51,990,000	53,013,333
10	Boeing 737-924ER	Narrow	42199	N62849	CFM56-7B27	187,700	April-15	New	53,740,000	53,600,000	52,030,000	53,123,333
11	Boeing 737-924ER	Narrow	42204	N68850	CFM56-7B27	187,700	April-15	New	53,740,000	53,600,000	52,030,000	53,123,333
12	Boeing 787-9	Wide	36403	N26952	GEnx-1B74/75	557,000	January-15	New	150,520,000	151,050,000	133,620,000	145,063,333
13	Boeing 787-9	Wide	36404	N35953	GEnx-1B74/75	557,000	March-15	New	151,020,000	151,050,000	133,840,000	145,303,333
14	Boeing 787-9	Wide	36405	N13954	GEnx-1B74/75	557,000	March-15	New	151,020,000	151,050,000	133,840,000	145,303,333
15	Boeing 787-9	Wide	37814	N38955	GEnx-1B74/75	557,000	May-15	New	151,520,000	151,800,000	134,070,000	145,796,667
16	Embraer ERJ 175 LR	Regional Jet	17000432	N89313	CF34-8E5	85,517	November-14	New	31,010,000	27,950,000	29,440,000	29,440,000
17	Embraer ERJ 175 LR	Regional Jet	17000433	N82314	CF34-8E5	85,517	November-14	New	31,010,000	27,950,000	29,440,000	29,440,000
18	Embraer ERJ 175 LR	Regional Jet	17000436	N89315	CF34-8E5	85,517	November-14	New	31,010,000	27,950,000	29,440,000	29,440,000
19	Embraer ERJ 175 LR	Regional Jet	17000437	N86316	CF34-8E5	85,517	December-14	New	31,060,000	27,950,000	29,490,000	29,490,000
20	Embraer ERJ 175 LR	Regional Jet	17000438	N89317	CF34-8E5	85,517	December-14	New	31,060,000	27,950,000	29,490,000	29,490,000
21	Embraer ERJ 175 LR	Regional Jet	17000442	N87318	CF34-8E5	85,517	December-14	New	31,060,000	27,950,000	29,490,000	29,490,000
22	Embraer ERJ 175 LR	Regional Jet	17000443	N87319	CF34-8E5	85,517	December-14	New	31,060,000	27,950,000	29,490,000	29,490,000
23	Embraer ERJ 175 LR	Regional Jet	17000448	N85320	CF34-8E5	85,517	February-15	New	31,160,000	28,000,000	29,550,000	29,550,000
24	Embraer ERJ 175 LR	Regional Jet	TBD	N89321	CF34-8E5	85,517	March-15	New	31,210,000	28,000,000	29,580,000	29,580,000
25	Embraer ERJ 175 LR	Regional Jet	TBD	N86322	CF34-8E5	85,517	April-15	New	31,270,000	28,100,000	29,600,000	29,600,000
26	Embraer ERJ 175 LR	Regional Jet	TBD	N85323	CF34-8E5	85,517	April-15	New	31,270,000	28,100,000	29,600,000	29,600,000
27	Embraer ERJ 175 LR	Regional Jet	TBD	N86324	CF34-8E5	85,517	April-15	New	31,270,000	28,100,000	29,600,000	29,600,000
	Target aircraft total:								**$1,566,960,000**	**$1,528,700,000**	**$1,461,080,000**	**$1,518,586,667** [3]

Notes:

1. Collateral summary shown assumes that United elects to finance the aircraft with the earliest scheduled delivery dates from among the total aircraft of each type eligible to be financed with the proceeds of the Certificates.
2. Appraised value is the lesser of the mean and median base value of each aircraft as appraised by Aircraft Information Services, Inc. ("AISI"), BK Associates, Inc. ("BK") and Morten Beyer & Agnew, Inc. ("mba"). An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value.
3. Appraised value as of July 2014. The aggregate appraised value as of September 3, 2015, after all such aircraft are expected to have been financed pursuant to this offering, is expected to be $1,494 million (using an assumed depreciation rate of 3% of the initial appraised value per year after the year of delivery of each Aircraft).

6

Collateral Pool

The collateral pool benefits from diversification of three strategically core aircraft types

– 39% Narrowbody / 38% Widebody / 23% Regional Jet

– 100% New

United 2014-2 Collateral Mix

Distribution of LMM Appraised Value (1)

Embraer ERJ 175 LR, $354.2 mm

23%

Boeing 737-924ER $582.9mm

39%

Boeing 787-9 $581.5mm

38%

Vintage: 0% New: 100%

Total: $1,519MM (1)

Notes:

1. Total Aircraft Value as of July 2014 using the lesser of the mean and median of three base value appraisals for the aircraft. Assumes that United finances the first 11 out of 17 Boeing 737-924ER aircraft, the first of 4 out of 5 Boeing 787-9 aircraft and the first 12 out of 18 Embraer ERJ 175 LR aircraft scheduled for delivery from which United may select.

Aircraft Appraisals

United has obtained base value desktop appraisals from three appraisers (AISI, BK and mba)

Aggregate aircraft appraised value of approximately $1,519 million(1)

Appraisals available in the Preliminary Prospectus Supplement

Appraisals indicate an initial collateral cushion of 44.9% and 29.0% on the Class A and B Certificates respectively(2), which increases over time as the debt amortizes

Notes:

1. Total Aircraft Value as of July 2014 using the lesser of the mean and median of three base value appraisals for the aircraft. Assumes that United finances the first 11 out of 17 Boeing 737-924ER aircraft, the first of 4 out of 5 Boeing 787-9 aircraft and the first 12 out of 18 Embraer ERJ 175 LR aircraft scheduled for delivery from which United may select. The aggregate appraised value as of September 3, 2015, after all such aircraft are expected to have been financed pursuant to this offering, is expected to be $1,494 million (using an assumed depreciation rate of 3% of the initial appraised value per year after the year of delivery of each Aircraft).

2. Initial collateral cushion is calculated as of September 3, 2015, the first Regular Distribution Date after all aircraft are expected to have been financed.

Collateral Overview

Boeing 737-900ER

Overview: The Boeing 737-900ER is the largest variant of world’s all-time best selling

737NG family of narrowbody commercial aircraft – 179 passengers in United’s standard two-class configuration (20 first / 159 premium and regular economy)

Strengths(1):

– US transcontinental range for the Boeing 737-900ER is better than the current Airbus 321 (without auxiliary fuel tanks)

– Lowest fuel consumption per seat/seat-mile cost of any twin-engine narrowbody

– 526 cumulative orders with 17 customers

– United and Delta, in 2012 and 2011 respectively, placed orders to replace Boeing 757s, marking a key win for the aircraft type

– Ease of remarketing to secondary operators due to sole source engine and commonality with other 737NG variants

Importance to United:

– United (and others) view the 737-900ER as a good replacement for the aging Boeing 757-200s—covers 96% of current 757-200 routes at significantly lower trip cost

1. Source: United Airlines, Ascend Market Commentaries Q2 2014, Morten Beyer & Agnew, The Boeing Company.

Boeing 737-900ER Market

17 Customers for 526 Cumulative Orders(1)

(163) (139) (100) (49) (15) (8) (8) (7) (6) (6) (5) (5)

(4) (4) (3) (2) (2)

1. Source: The Boeing Company; orders (including deliveries) are through June 2014.

Collateral Overview

Boeing 787-9

Overview: New generation long range aircraft with size similar to current Boeing 777-200ERs in fleet – 252 passengers in United’s standard two-class configuration (48 business / 204 premium and regular economy)

Strengths(1):

– First Boeing 787-9 flew in September 2013 and was delivered in July 2014 to first customer, Air New Zealand

– Strong order book expresses operator enthusiasm. As of June 30, 2014, there are 409 cumulative orders with 26 customers

– Approximately 20 feet longer and over 50,000lb higher MTOW than the Boeing 787-8 (33 more seats than 787-8)

– Composite fuselage is expected to reduce costs over span of aircraft’s useful life.

Overall the Boeing 787 is delivering up to 20% better fuel burn than the Boeing 767

– Improvements to the aircraft include: carbon composite fuselage and wings, health monitoring systems that allow the aircraft to self-monitor and new fuel efficient engines

Importance to United:

– Increased range of up to 300 nautical miles more than the Boeing 787-8

– Larger payload / passenger count (252 passengers)

– Fills gap between Boeing 787-8 and Boeing 777-200ER

1. Source: United Airlines, Ascend Market Commentaries Q2 2014, The Boeing Company.

Boeing 787-9 Market

26 Customers for 409 Cumulative Orders(1)

(49) (41) (30) (26) (26) (25) (22) (22) (20) (16) (15) (15) (13) (10) (10) (10) (10) (8) (8) (7) (6) (6) (5) (4) (3) (2)

1. Source: The Boeing Company; orders are through June 2014.

Collateral Overview

Embraer ERJ 175 LR

Overview: Good level of commonality with other E-Jet family members – 76 passengers in United’s standard two-class configuration (12 first / 64 premium and regular economy)

Strengths(1):

– Combines improved operating economics with larger cabin for increased passenger comfort

– Better useful volume and cross-section than the CRJ family

– Current fleet of 211 aircraft delivered and a backlog of 167 aircraft, making a firm order total of 378 aircraft (as of June 2014)

– Demand for the Embraer ERJ 175 has picked up as major US carriers seek to replace 50-seaters with 76 seats; Both United and American have placed key ERJ 175 orders

– Long term, the Embraer ERJ 175 is expected to have superior seat mile costs to the Embraer ERJ 170 and better residual values

Importance to United:

– United will utilize the “LR” variant of the Embraer ERJ 175

– Will be used to replace 50-seat aircraft currently in the fleet

– Embraer ERJ 175 LR has a larger first-class cabin, increased fuselage and larger overhead bins than competing regional jets

1. Source: United Airlines, Ascend Market Commentaries Q2 2014, Embraer.

Embraer ERJ 175 LR Market

20 customers with 378 firm orders

ERJ 175 LR Orderbook (1)

As of June 30, 2014

Customer Firm Orders Delivered Firm Backlog

Air Canada 15 15 -

Air Lease 8 8 -

Aldus 5 — 5

Alitalia 2 2 -

American Airlines 60 — 60

Azul/Trip 5 5 -

CIT 4 4 -

ECC Leasing 1 1 -

Flybe 35 11 24

GECAS 5 5 -

Jetscape 4 4 -

LOT Polish 12 12 -

Northwest 36 36 -

Oman Air 5 5 -

Republic Airlines 101 84 17

Royal Jordanian 2 2 -

Skywest 40 8 32

Suzuyo 5 5 -

United Airlines 30 4 26

Undisclosed 3 — 3

Total 378 211 167

1. Source; Embraer as of June 30, 2014.